Exhibit 99.2

News Release

STANDARD PACIFIC CORP. ANNOUNCES PRICING OF $675 MILLION NOTES OFFERING

IRVINE, CALIFORNIA,  December 7, 2010.  Standard Pacific Corp. (NYSE: SPF) today announced the pricing of its previously announced private placement of senior notes and an increase in the amount of the placement to $675 million aggregate principal amount, with $275 million aggregate principal amount of additional notes of the Company’s outstanding 8⅜% senior notes due May 15, 2018 (the “additional 2018 notes”), and $400 million aggregate principal amount of a new series of 8⅜% senior notes due January 15, 2021 (the “2021 notes”).  The additional 2018 notes were priced at 102.250% of their face value to yield 7.964%.  The 2021 notes were priced at 99.154% of their face value to yield 8.5%.

As previously announced, the notes will be issued in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended.  The notes will be senior unsecured obligations of the Company, and will be guaranteed on a senior basis by all of the Company’s subsidiaries that guarantee the Company’s outstanding 2018 notes.  The additional 2018 notes will initially be issued under a CUSIP number different from the CUSIP number applicable to the outstanding 2018 notes.

The Company intends to use the proceeds from the offering of the notes to finance the purchase of its 9¼% senior subordinated notes due April 15, 2012, 6¼% senior notes due April 1, 2014 and 7% senior notes due August 15, 2015 in its previously announced cash tender offers and to pay the related consent fees, to prepay the $225 million principal amount outstanding under its Term Loan B credit agreement, and to pay all fees and expenses related to such purchases and repayments, including payments in connection with the termination of interest rate swap agreements related to the Term Loan B, and to repay up to $26.6 million of its outstanding intercompany indebtedness.  To the extent there are any remaining proceeds from the offering after completion of such payments, the Company intends to use such amount for general corporate purposes.

The offering is expected to close on December 22, 2010, subject to customary closing conditions, including consummation of the cash tender offers and related consent solicitations.

The notes are being offered in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States only to non-U.S. investors pursuant to Regulation S under the Securities Act.  The notes will not be registered under the Securities Act, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Standard Pacific Corp.

Standard Pacific, one of the nation’s largest homebuilders, has built more than 112,000 homes during its 44-year history.  The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers.  Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada.  For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

Forward-Looking Statements

This press release contains forward-looking statements, including our statements regarding the offering of the notes and the intended use of proceeds from the offering.  All forward-looking statements in this press release reflect the Company's current analysis of existing facts and information and represent the Company's judgment only as of the date of this press release.  Actual events or results might differ materially from these statements due to risks and uncertainties.  The Company cannot be certain that the notes offering will be completed on the terms discussed above, or at all, when or if its tender offers discussed above will be consummated, or whether the proposed repayment of the Company’s Term Loan B discussed above will be consummated.  The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.  For a discussion of certain of the risks, uncertainties and other factors affecting the statements contained in this press release, see the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent Quarterly Reports on Form 10-Q.

Contact:
John Stephens, SVP & CFO (949) 789-1641, jstephens@stanpac.com